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Exhibit 11 (a)



IRWIN FINANCIAL CORPORATION AND SUBSIDIARIES
EXHIBIT 11(a) - COMPUTATION OF EARNINGS PER SHARE


     Year Ended December 31,	       1995	       1994	        1993
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
PRIMARY SHARES OUTSTANDING:

  Average number of shares
   outstanding 	                   5,639,935	    5,773,517  	  5,772,553
  Assumed exercise of
   stock options	                    103,193  	    109,589	       87,138
                                	-----------  	-----------  	-----------
  Total shares	                    5,743,128	    5,883,106	    5,859,691
                                	===========  	===========  	===========

NET INCOME                      	$20,083,202	  $18,215,539  	$15,588,361
                                	===========  	===========  	===========

PRIMARY EARNINGS PER SHARE      	      $3.50	      $3.10	      $2.66
                                	      =====	      =====	      =====

FULLY DILUTED SHARES OUTSTANDING:

  Average number of shares
   outstanding                  	  5,639,935     5,773,517	   5,772,553
  Assumed exercise of stock
   options (Note 1)	                 116,470	      117,303	      90,053
                                 	----------- 	----------- 	-----------
  Total shares	                    5,756,405     5,890,820	   5,862,606
                                	===========  	=========== 	===========

NET INCOME                      	$20,083,202  	$18,215,539 	$15,588,361
                                	===========  	=========== 	===========
FULLY DILUTED EARNINGS
PER SHARE 	                            $3.49	       $3.09	      $2.66
	                                      =====	       =====	      =====

(1) The dilutive effect of stock options is based on the Treasury Stock method using the higher of the average market price for the year or the year-end market price.